EXHIBIT 10

                            PALOMAR ENTERPRISES, INC.

                             JOINT VENUTRE AGREEMENT

To:                                                     Date: December 2nd, 2003
K&S FAMILY ENT., LLC.
MR. WILLIAM A. CHAVEZ

Dear Mr. Chavez:

This Joint Venture Agreement is set forth to consummate the transaction (the "TRANSACTION") by and between Palomar Enterprises, Inc. ("PALR") and K&S Family Entertainment, LLC. ("K&S") whereby PALR shall invest in 60% of the development of K&S's entertainment facilities.

     1. PALR: Is a publicly traded company traded on the NASDAQ OTC BB market, trading under the ticker symbol "PALR." PALR is validly existing and in good standing order without any material debt, liability or pending or threatened litigation. PALR is in good standing order and fully reporting with the SEC and NASD.

     2. K&S: Is a private Limited Liability Company duly incorporated and validly existing under the laws of the State of Nevada. K&S deals primarily in the area of buffet style pizza facilities with state of the art gaming and entertainment machines for the entire family.

     3.   THE TRANSACTION:

          a. K&S shall develop the Prize Pizza locations at their own expense and provide a verifiable cost report of the capital expenses.
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          b.   PALR shall issue to K&S restricted common stock in exchange for a
               60% interest in their Prize Pizza facility. The amount of stock to be issued to K&S shall be determined as 60% of the valuation determined in Item 3(a), above with a maximum not to exceed $300,000. For example, if the valuation is determined to be $100,000, PALR shall issue shares of restricted common stock worth $60,000 to K&S.These shares will be issued at a value of .01 per share for the first location. The stock shall be issued in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended. All subsequent locations will be exchanged at an agreed upon price based on the fair market value of PALR common stock.

          c. Gross revenues will flow through PALR. Net profits will be divided 60% to PALR and 40% to K&S.

          d. K&S shall be responsible for the day-to-day operations and management of the Prize Pizza locations. Management Agreements will be negotiated at fair market value with the entities that K&S desires. Management agrees to the protocol and methods of operations defined in the Prize Pizza Statement of Operations.

          e. In the event of an operational short-fall (loss), K&S agree to bridge the operations with the necessary capital until profitability is sustained. This will be standard until PALR is solvent enough to assist with help after negotiations between the Management of K&S and PALR.

          f. In the event of default, bankruptcy or the voluntary cessation of operations by K&S, PALR shall not be held responsible nor accountable for any liabilities or claims on Prize Pizza and any related entities.
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          g.   The lease  shall be the  responsibility  of K&S.  In the event of default, bankruptcy, or voluntary cessation of operations, PALR has the first right of refusal to assume the lease.

          h. PALR and K&S agree to develop subsequent facilities as a joint venture upon mutual agreement. PALR has granted exclusivity to K&S for 10 locations in the state(s) of New Mexico and Colorado, as well as the first right of refusal for all additional facilities developed in these states.

          i. PALR shall assist K&S in locating and negotiating a video gaming contract with a vendor in the respective regions. Net revenue generated from video games shall be included when determining the split of profits.

          j. K&S shall have 120 days from the signing of this Agreement to secure the necessary financing and initial location for the first Prize Pizza in Gallup, NM. K&S will have 12 months from the opening date of the first location to secure the financing and location for unit #2. K&S shall have 36 months from the opening date of unit #2 to secure financing and locations for units 3-10.

               There will be no penalties for unseeable delays in store openings or securing of financing.

          k.   In the event of Palomar  Enterprises  Inc.  (PALR)  loosing  good
               standing   with  the  exchange   commission  or  change  of  PALR
               ownership, K&S will have the legal right to fall back into 100% ownership of it's Prize Pizza locations without penalty.
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     4.   CONFIDENTIAL  INFORMATION.  The parties  hereby  acknowledge  that any information which shall be disclosed by either party pursuant to this Agreement and/or the Transaction is a valuable proprietary asset of the disclosing party and that such disclosing party will sustain irreparable financial and business loss if such information shall be made available to any third party and/or to the general public. Both parties agree to not circumvent the other party. Permission to do so must be received in writing and accepted by the other party.

     5. EXPENSES. Each party shall bear its own costs and expenses in connection with the Transaction contemplated by this AGREEMENT, including, without limitation, the build out and valuation of the Prize Pizza facility.

     6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Nevada applicable to contracts between Nevada residents entered into and to be performed entirely within the State of Nevada. Any action or proceeding brought by either party against the other arising out of or related to this Agreement shall be brought exclusively in a state or federal court in Clark County, Nevada.


AGREED AND ACCEPTED                                 AGREED AND ACCEPTED


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Palomar Enterprises, Inc.                           K&S Family Ent., LLC